Exhibit 99

Stem Issues Notice of Redemption for Public Warrants

San Francisco, Calif. – August 20, 2021 – Stem, Inc. (“Stem” or “the Company”) today issued the following notice of redemption for all of Company’s outstanding public warrants. The Company expects that the public warrants will cease trading on Friday, September 17, the last trading day before the Redemption Date (as defined below), and will be delisted from the New York Stock Exchange on the Redemption Date.

August 20, 2021

NOTICE OF REDEMPTION OF PUBLIC WARRANTS (CUSIP 85859N110)

Dear Warrant Holder,

Stem, Inc. (the “Company”) hereby gives notice that it is redeeming, at 5:00 p.m. New York City time on September 20, 2021 (the “Redemption Date”), all of the Company’s outstanding Public Warrants (as defined in the Warrant Agreement (defined below)) (the “Warrants”) to purchase shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) for a redemption price of $0.01 per Warrant (the “Redemption Price”), that were issued under the Warrant Agreement dated as of August 20, 2020 (the “Warrant Agreement”), by and between the Company’s predecessor company, Star Peak Energy Transition Corp. (“STPK”), and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), as part of the units sold in STPK’s initial public offering. Each Warrant entitles the holder thereof to purchase one share of Common Stock for a purchase price of $11.50 per whole share, subject to adjustment. Any Warrants that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable and their holders will have no rights with respect to those Warrants, except to receive the Redemption Price or as otherwise described in this notice for holders who hold their Warrants in “street name.”

The Warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbol “STEM.WS” and the Common Stock is listed on the NYSE under the symbol “STEM.” On August 19, 2021, the last reported sale price of the Warrants was $9.77 and the last reported sale price of the Common Stock was $21.34 per share. We expect that the NYSE will suspend trading in the Warrants prior to the opening of trading on the Redemption Date, and that the last day of trading will be the immediately preceding trading day, which is expected to be Friday, September 17, 2021.

TERMS OF REDEMPTION; CESSATION OF RIGHTS

The rights of the Warrant holders to exercise their Warrants will terminate immediately prior to 5:00 p.m. New York City time on the Redemption Date. At 5:00 p.m. New York City time on the Redemption Date and thereafter, the Warrants will no longer be exercisable and the holders of unexercised Warrants will have no rights with respect to those Warrants, except to receive the Redemption Price or as otherwise described in this notice for holders who hold their Warrants in “street name.” We encourage you to consult with your broker, financial advisor and/or tax advisor to consider whether or not to exercise your Warrants. Note that the act of exercising is VOLUNTARY, meaning holders must instruct their broker to submit the Warrants for exercise.

The Company is exercising this right to redeem the Warrants pursuant to Section 6 of the Warrant Agreement. Pursuant to Section 6.1 of the Warrant Agreement, the Company has the right to redeem all of the outstanding Warrants if the last sales price of the Common Stock reported has been at least $18.00 per share on each of 20 trading days within the 30 trading-day period ending on the third trading day prior to the date on which a notice of redemption is given. The last sales price of the Common Stock has been at least $18.00 per share on each of 20 trading days within the 30 trading-day period ending on August 17, 2021 (which is the third trading day prior to the date of this redemption notice).

EXERCISE PROCEDURE

Warrant holders have until 5:00 p.m. New York City time on the Redemption Date to exercise their Warrants to purchase shares of Common Stock. Warrants may only be exercised for cash. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a cash price of $11.50 per whole share (the “Exercise Price”).

Payment of the exercise funds may be made by wire transfer of immediately available funds. Wire instructions will be provided to the Depository Trust Company and will otherwise be provided upon request.

Those who hold their Warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their Warrants since the process to exercise is VOLUNTARY.

Persons who are holders of record of their Warrants may exercise their Warrants by sending:

1.The Warrant Certificate;

2.A fully and properly completed “Election to Purchase” (a form of which is attached hereto as Annex A), duly executed and indicating, among of things, the number of Warrants being exercised; and

3.The exercise funds via wire transfer, to:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

Telephone: (212) 509-4000

The method of delivery of the Warrants is at the option and risk of the holder, but if mail is used, registered mail properly insured is suggested.

The Warrant Certificate, the fully and properly completed Election to Purchase and the exercise funds must be received by Continental Stock Transfer & Trust Company prior to 5:00 p.m. New York City time on the Redemption Date. Subject to the following paragraph, any failure to deliver a fully and properly completed Election to Purchase together with the related Warrant Certificate and exercise funds before such time will result in such holder’s Warrants being redeemed at the Redemption Price of $0.01 per Warrant and not exercised.

For holders of Warrants who hold their Warrants in “street name,” provided that the Exercise Price for the Warrants being exercised and a Notice of Guaranteed Delivery and the exercise funds are received by the Warrant Agent prior to 5:00 p.m. New York City time on the Redemption Date, broker-dealers shall have two business days from the Redemption Date, or 5:00 p.m. New York City time on September 22, 2021, to deliver the Warrants to the Warrant Agent. Any such Warrant received without an Election to Purchase and a Notice of Guaranteed Delivery having been duly executed and fully and properly completed or the exercise funds being submitted will be deemed to have been delivered for redemption at the Redemption Price of $0.01 per Warrant, and not for exercise.

PROSPECTUS

A prospectus covering the shares of Common Stock issuable upon the exercise of the Warrants (and the supplements thereto) is included in a registration statement filed with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-256501) (the “SEC”). The SEC also maintains an Internet website that contains a copy of this prospectus. The address of this site is www.sec.gov. Alternatively, to obtain a copy of the prospectus (and the supplements thereto), please visit our investor relations website (investors.stem.com).

REDEMPTION PROCEDURE

Payment of the Redemption Price will be made by the Company upon presentation and surrender of a Warrant for payment after 5:00 p.m. New York City time on the Redemption Date. Those who hold their shares in “street name” should contact their broker to determine their broker’s procedure for redeeming their Warrants.

*********************************

Any questions you may have about redemption and exercising your Warrants may be directed to the Warrant Agent at its address and telephone number set forth above, or at compliance@continentalstock.com.

Sincerely,

STEM, INC.

/s/ William Bush
Name: William Bush
Title: Chief Financial Officer

ANNEX A

STEM, INC.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive ____________ shares of Common Stock and herewith tenders payment for such shares of Common Stock, $0.0001 par value per share (the “Common Stock”) to the order of Stem, Inc. (the “Company”) in the amount of $____________ in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of ____________, whose address is _________________ and that such shares of Common Stock be delivered to ____________ whose address is _________________.

________________________________
___
(Date)
(Signature)

____

____

_____
(Address)
(Tax Identification Number)

Signature Guaranteed:

__________________________________________________ THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO SEC RULE 17Ad-15 (OR ANY SUCCESSOR RULE)) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Cautionary Statement regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements address matters that are, to varying degrees, uncertain, such as the expected redemption of the public warrants, and the delisting of the public warrants from the New York Stock Exchange. These statements are subject to risks and uncertainties, including, but not limited to, the possibility that the redemption may not occur, and other risks and uncertainties set forth in the section entitled “Risk Factors” in the registration statement on Form S-1 filed with the SEC on July 19, 2021, and our most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. The forward-looking statements speak only as of the date of this press release, and Stem disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Stem Investor Contacts

Ted Durbin, Stem

Marc Silverberg, ICR

IR@stem.com

Stem Media Contacts

Cory Ziskind, ICR

stemPR@icrinc.com